EXHIBIT 16.1

Malone & Bailey, PC
2925 Briarpark Drive, Suite 930
Houston, Texas 77042

August 25, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	Sino-Biotics, Inc.

We have read the statements that Sino-Biotics, Inc. included under Item 4.01 of the Form 8-K report expected to be filed on August 25, 2008 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours, /s/ Malone & Bailey, PC